Exhibit 10.18

May 21, 2023

Jill McConnell

Re: Retention Bonus Agreement

Dear Jill,

Once again congratulations on your appointment to the position of Chief Financial Officer with Fortrea! During this period leading up to the spinoff of Fortrea, you have been an invaluable leader getting us to this point. Of course, our work has only just begun and we need you to help build a world class organization. To that end, I am pleased to offer you Retention Bonus based on the following terms follows:

1.Retention Bonus. You will receive a Retention Bonus of $200,000, less taxes and withholding, payable in two equal installments. The first installment payment will be made to you if you remain employed with Fortrea for thirty days after the consummation of the spinoff of Fortrea (“First Installment Date”) from Labcorp and the second installment payment will be made if you remain employed with Fortrea through the 6 month anniversary of the spinoff (“6 Month Anniversary Date”). Your installment payments will be paid no later than 30 days following the applicable First Installment Date or 6 Month Anniversary Date.

2.Forfeiture and Recoupment of Installment Payments. You understand and agree that your continued employment through the 6 Month Anniversary Date is a requirement for you to fully earn and be entitled to your Retention Bonus. If your position is eliminated through a reduction in force at any time prior to the 6 Month Anniversary Date, any unpaid portion of your Retention Bonus will be paid to you within 30 days following your termination of employment. If prior to the First Installment Date or 6 Month Anniversary Date either you terminate your employment for any reason or the Company terminates your employment for Cause, you will forfeit and not receive any unpaid portion of your Retention Bonus. Moreover, you will be obligated to repay the First Installment Payment paid to you if prior to the 6 Month Anniversary Date either you terminate your employment for any reason or the Company terminates your employment for Cause. For purposes of this Agreement, Cause shall mean: an act, action or series of acts or actions, which, in the sole and unfettered determination of the organization, constitute, cause, or result in:
(i) An indictment or its equivalent of you for a crime which constitutes (1) a felony regardless of effect on Fortrea, its business, reputation or interests or (2) a misdemeanor which has a material adverse effect on Fortrea, its business, reputation or interests;
(ii) A material breach of the written rules, guidelines, policies or practices of Fortrea, a material breach of any fiduciary duty owed to Fortrea, or a material breach of any contract or agreement between you and Fortrea;
(iii)Your breach of this Agreement; or
(iv)Your failure to perform your job responsibilities to standards established and determined by Fortrea in its sole discretion.

3.No Contract of Employment. This Retention Bonus Agreement (“Agreement”) does not constitute an employment agreement and does not limit the ability of you or Fortrea to terminate the employment relationship at will.

4.Governing Law. All questions concerning the construction, validity and interpretation of this Agreement will be governed by the law of the North Carolina.

5.Assignment. This Agreement will be binding upon and inure to the benefit of any successor or assign of the Company. The Company may assign any and all rights and obligations under this Agreement in its sole discretion with or without notice to you.

6.Entire Agreement. This Agreement constitutes the entire agreement between the parties concerning the subject matter hereof and thereof. This Agreement supersedes and replaces all prior agreements, understandings and negotiations (whether oral or written) between you and your Fortrea regarding the payment of any retention bonus.

Thank you for your dedication and support. I look forward to working with you to build our world class organization. If you agree to the terms of this Retention Bonus Letter Agreement, please sign the Agreement on or before July 31, 2023, after which date, this offer will expire.

Sincerely,

I agree to the terms and conditions of my Retention Bonus Agreement as set forth above.

/s/ Jill McConnell                            May 23, 2024
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Jill McConnell                                 Date